UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2022

C.H. ROBINSON WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23189	41-1883630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

14701 Charlson Road
Eden Prairie, Minnesota 55347
(Address of principal executive offices and zip code)

(952) 937-8500

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	CHRW	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2023, C.H. Robinson Worldwide, Inc. (the “Company”) announced that Bob Biesterfeld stepped down as President and Chief Executive Officer and a director of the Company, effective at the end of December 31, 2022, and his employment terminated January 1, 2023. In addition, the independent directors of the Board of Directors (the “Board”) appointed Scott Anderson, who previously served as independent Chair of the Board, as Interim Chief Executive Officer (“CEO”), effective January 1, 2023. The Company also announced that it has commenced a search for a permanent CEO, and Mr. Anderson has indicated that he will not be considered as a candidate for the permanent position.

Mr. Anderson, age 56, has been a director of the Company since 2012, and has served as Chair of the Board since 2020. He has been senior advisor to TPG Capital’s healthcare team since 2020 and the head of the Executive Council of Carlson Private Capital Partners since January 2022, and his commitment to both organizations will be suspended or reduced during his service as Interim CEO. Mr. Anderson began his career at Patterson Companies, a dental and animal health company, in 1993 where he held positions of increasing responsibility, culminating in his service as president and chief executive officer of Patterson from 2010 to 2017, during which he was elected to the additional responsibility of chairman of the board in 2013, and he then served as senior advisor to Patterson from June 2017 to June 2019. Mr. Anderson served as a director on the board of Duke Realty Corporation prior to its acquisition by Prologis in October 2022.

Mr. Anderson resigned as Chair of the Board and from the Audit Committee and Governance Committee of the Board in connection with his service as Interim CEO. The independent directors of the Board appointed Jodee Kozlak as independent Chair of the Board, effective January 1, 2023. The Board appointed Kermit Crawford as Chair of the Governance Committee, and Jim Barber as a member of the Audit Committee, each effective January 1, 2023.

The Talent & Compensation Committee approved the following compensation for Mr. Anderson in his role as interim CEO, effective January 1, 2023: annual base salary of $1.1 million, target annual cash incentive of 155% of base salary (with the payout prorated for the portion of the year during which Mr. Anderson serves as Interim CEO), and the grant of restricted stock units having a grant date fair value equal to $2.5 million, which vest on the first anniversary of the date of grant so long as Mr. Anderson is continuing to provide service to the Company as Interim CEO or as a director, subject to certain accelerated vesting provisions in the award agreement. The form of RSU award agreement for this Interim CEO award is filed as Exhibit 10.1 hereto.

Mr. Biesterfeld’s departure was an involuntary termination by the Company without cause, such that he is entitled to severance benefits in accordance with the previously disclosed Executive Separation and Change in Control Plan, which is described in more detail in, and filed as an exhibit to, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on July 29, 2022.

The Talent & Compensation Committee also approved certain compensation actions for Arun Rajan, who was recently appointed Chief Operating Officer, to reflect his previously announced promotion and incentivize Mr. Rajan to remain with the Company. Effective January 1, 2023, Mr. Rajan’s annual base salary will increase to $910,000 and his target annual cash incentive will increase to 120% of base salary, and the value for his fiscal 2023 annual grants for his long-term equity incentive will increase to $4.0 million. In addition, on January 1, 2023, Mr. Rajan was granted a retention award in the form of restricted stock units having a grant date fair value of $3.5 million, which vest as to 50% of the shares on the 18-month anniversary of the date of grant and the remaining 50% of the shares on the third annual anniversary of the date of grant, subject to certain accelerated or continued vesting provisions in the award agreement. The form of RSU award agreement for this retention award is filed as Exhibit 10.2 hereto.

A copy of the press release announcing these leadership transitions is filed as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NUMBER

10.1	Form of 2023 Interim CEO Restricted Stock Unit Award Agreement.

10.2	Form of 2023 Retention Restricted Stock Unit Award Agreement.

99.1	Press Release dated January 3, 2023.

104	The cover page from the Current Report on Form 8-K formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C.H. ROBINSON WORLDWIDE, INC.

Dated: January 3, 2023	By:	/s/ Ben G. Campbell
Ben G. Campbell Chief Legal Officer and Secretary

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